Exhibit 10.10

NTI MANAGEMENT COMPANY, L.P.

CLASS C PROFIT UNIT GRANT

This CLASS C PROFIT UNIT GRANT (the “Agreement”) is made effective as of December 1, 2010 (the “Grant Date”) between NTI GenPar LLC as general partner (the “General Partner”) of NTI Management Company, L.P., a Delaware limited partnership (the “Partnership”), and Neal Murphy (the “Grantee”).

WHEREAS, pursuant to Sections 5.1 and 5.2 of the Limited Partnership Agreement of NTI Management Company, L.P. dated as of December 1, 2010 (the “Partnership Agreement”), the General Partner is entitled to issue additional Class C Profit Units and admit Additional Partners to the Partnership at such times and on such terms as determined in its sole discretion; and

WHEREAS, the Grantee is being employed by Northern Tier Energy LLC or its subsidiaries (collectively, “Northern Tier Energy”) all of which are affiliates of the Partnership;

WHEREAS, the General Partner and Partnership wish to reward and incentivize Grantee, by causing the Partnership to issue Class C Profit Units in the Partnership (the “Class C Profit Units”) to the Grantee; and

WHEREAS, the Partnership will receive a benefit from the diligent efforts of Grantee on behalf of the Partnership or its subsidiaries.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto do hereby agree as follows:

Section 1. Definitions. Capitalized terms used in this Agreement that are defined in the Partnership Agreement shall have the respective meanings ascribed to them in the Partnership Agreement unless otherwise expressly defined herein.

Section 2. Class C Profit Units

(a) Grant of Class C Profit Units. The Partnership hereby issues to the Grantee the following Class C Profit Units, subject to all of the terms and conditions of this Agreement and the Partnership Agreement:

(i)	Class C1 Profit Units: 650,000;

(ii)	Class C2 Profit Units: 675,000;

(iii)	Class C3 Profit Units: 675,000;

(b) Vesting. The Class C Profit Units granted hereby shall vest in an amount equal to 20% of each Class each year upon the annual anniversary of the Grant Date unless vested earlier pursuant to the Partnership Agreement, subject to the continued employment of the Grantee with Northern Tier Energy on such anniversary, provided, that upon the Grantee’s death or Disability while employed by Northern Tier Energy, the unvested Class C Profit Units granted hereby shall vest as if the Grantee had completed one additional year of employment.

(c) Joinder with the Partnership Agreement. The Grantee acknowledges receipt of a copy of the Partnership Agreement. By execution of this Agreement, the Grantee agrees to become a Limited Partner of the Partnership (to the extent the Grantee is not a Limited Partner prior to the execution of this Agreement), with all the rights and obligations provided in the Partnership Agreement and under applicable law, with respect to the Class C Profit Units, and to perform and discharge promptly and fully all of its covenants, agreements, terms and conditions under the Partnership Agreement and to execute such further documents as may be necessary, in the opinion of the General Partner, to make himself or herself a party to the Partnership Agreement. Without limiting the generality of the preceding sentence, execution of this Agreement shall be deemed to be the same as the Grantee executing a counterpart signature page to the Partnership Agreement agreeing to be bound by the terms of the Partnership Agreement.

(d) Distributions. Distributions with respect to the Class C Profit Units will be made in accordance with the Partnership Agreement.

Section 3. Termination of Employment. Subject to the terms and conditions of the Partnership Agreement:

(a) All unvested Class C Profit Units granted hereby shall be forfeited upon termination of the Grantee’s employment by Northern Tier Energy. However, in the event of Grantee’s death or Disability during employment by Northern Tier Energy, the unvested Class C Profit Units granted hereby held by the Grantee shall vest as if the Grantee had completed one additional year of employment.

(b) In the event the Grantee’s employment by Northern Tier Energy is terminated for Cause, all vested Class C Profit Units granted hereby will immediately and automatically be forfeited and deemed to be repurchased by and transferred to the Partnership for no consideration and without any action by the Partnership and such Class C Profit Units shall cease to be treated as issued and outstanding as of such date.

Section 4. No Right of Employment. Nothing in this Agreement shall confer on Grantee any right to continue in the employ of Northern Tier Energy or limit in any way the right of the Northern Tier Energy to terminate Grantee’s employment at any time, with or without Cause.

Section 5. Change and Modifications. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Partnership and the Grantee.

Section 6. Governing Law. This Agreement shall be governed by and construed in accordance with the Delaware Limited Partnership Act as to matters within the scope hereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

Section 7. Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

Section 8. Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

Section 9. Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to the Grantee shall be addressed to the Grantees most recent address on file with his personnel records with Norther Tier Energy, or to such other address or addresses as may have been furnished by the Grantee in writing to the Partnership. Notices to the Partnership shall be delivered to NTI Management Company, L.P, c/o Acon Investments, 1133 Connecticut Avenue, NW, Suite 700, Washington, DC 20036, attention: Jon Ginns.

Section 10. Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

Section 11. Entire Agreement. The Partnership Agreement is incorporated herein by reference. This Agreement and the Partnership Agreement constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof. In the event of any conflicts between the provisions of this Agreement and the Partnership Agreement then the provisions of the Partnership Agreement shall control.

Section 12. Beneficiaries. Subject to the terms and conditions of the Partnership Agreement, in the event of Grantee’s death, Grantee’s representative who receives his rights to this Grant by bequest or inheritance, is entitled to the vested Class C Profit Units held at Grantee’s death as determined above.

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Exhibit A

WITNESS the execution hereof, as of the Effective Date, in any number of counterparts and signature pages, each of which shall be deemed an instrument executed under seal as of the date first set forth above.

NTI MANAGEMENT COMPANY, L.P.

By:
Name: Title:

AGREED AND ACCEPTED

GRANTEE

By:
Name: Neal Murphy

SIGNATURE PAGE TO

CLASS C PROFIT UNIT GRANT